CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Trigger Auto-Callable Contingent Yield Notes due 2027	$6,243,700	$777.34

Pricing Supplement No. 1,978 Registration Statement Nos. 333-200365; 333-200365-12 Dated November 10, 2017 Filed Pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC $6,243,700 Trigger Autocallable Contingent Yield Notes

Linked to the Least Performing Underlying between the Russell 2000® Index and the DAX® Index (Price Return) due November 16, 2027

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

Investment Description

These Trigger Autocallable Contingent Yield Notes (the “Securities”) are unsecured and unsubordinated debt obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The Securities provide a return based on the least performing underlying between the Russell 2000® Index (the “RTY Index”) and the DAX® Index (Price Return) (the “DAXK Index,” and together with the RTY Index, the “Underlyings”). If the Index Closing Values of both the RTY Index and the DAXK Index (each, an “Underlying”) on a quarterly Observation Date (the “Observation Date Closing Values”) are equal to or greater than their respective Coupon Barriers, MSFL will make a Contingent Coupon payment with respect to that Observation Date. However, if the Index Closing Value of either of the Underlyings is below its respective Coupon Barrier, no coupon will accrue or be payable with respect to that Observation Date. In addition, MSFL will automatically call the Securities early if the Observation Date Closing Values for both the RTY Index and the DAXK Index on any quarterly Observation Date beginning after approximately one year (November 13, 2018) are equal to or greater than their respective Initial Underlying Values. If the Securities are called, MSFL will pay the principal amount plus the Contingent Coupon for that Observation Date and no further amounts will be owed to you. If the Securities are not called prior to maturity and the Final Underlying Values of both the RTY Index and the DAXK Index are equal to or greater than their respective Coupon Barriers, MSFL will make a cash payment to you at maturity equal to the principal amount of your Securities plus the Contingent Coupon with respect to the Final Observation Date. If the Final Underlying Value of either Underlying is less than its Coupon Barrier, but the Final Underlying Values of both the RTY Index and DAXK Index are equal to or greater than their respective Downside Thresholds, MSFL will make a cash payment to you at maturity equal to the principal amount of your Securities, and no Contingent Coupon will be paid with respect to the Final Observation Date. However, if the Final Underlying Value of either the RTY Index or the the DAXK Index is less than its respective Downside Threshold, MSFL will pay you significantly less than the full principal amount, if anything, at maturity, resulting in a loss on your principal amount that is proportionate to the decline in the value of the Underlying with the larger percentage decrease from its Initial Underlying Value to its Final Underlying Value (the “Least Performing Underlying”), even if the other Underlying appreciates or does not decline as much. These long-dated Securities may be appropriate for investors who seek an opportunity for potentially enhanced income in exchange for the risk of losing their principal at maturity and the risk of receiving no Contingent Coupons during the term of the Securities. Your return will be solely the Contingent Coupons, if any, and you will not participate in any appreciation in either of the Underlyings. Because all payments on the Securities are based on the least performing underlying between the RTY Index and the DAXK Index, the fact that the Securities are linked to two Underlyings does not provide any asset diversification benefits and instead means that a decline in the value beyond the relevant Coupon Barrier or Downside Threshold of either the RTY Index or the DAXK Index will result in no Contingent Coupon payments or a significant loss on your investment, even if the other Underlying appreciates or does not decline as much. Investing in the Securities involves significant risks. The Issuer will not pay a quarterly Contingent Coupon if the Observation Date Closing Value for either of the Underlyings is below its respective Coupon Barrier. The Issuer will not automatically call the Securities if the Observation Date Closing Value of either of the Underlyings is below its respective Initial Underlying Value. You will lose a significant portion or all of your principal amount at maturity if the Securities are not called and the Final Underlying Value of either of the Underlyings is below its Downside Threshold. Generally, the higher the Contingent Coupon Rate for the Securities, the greater risk of loss on those Securities. If you sell the Securities prior to maturity, you may receive substantially less than the principal amount even if the values of both Underlyings are greater than their respective Downside Thresholds at the time of sale.

All payments are subject to our credit risk. If we default on our obligations, you could lose a significant portion or all of your investment. These Securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

Features

❑  Automatically Callable: MSFL will automatically call the Securities and pay you the principal amount plus the Contingent Coupon otherwise due for the quarterly Observation Date only if the Observation Date Closing Values of both the RTY Index and the DAXK Index on any quarterly Observation Date beginning November 13, 2018 are equal to or greater than their respective Initial Underlying Values, and no further payment will be made on the Securities. If the Securities are not called, investors will have the potential for downside equity market risk of the Least Performing Underlying at maturity.

❑ Contingent Coupon: If the Observation Date Closing Values of both the RTY Index and the DAXK Index on any quarterly Observation Date are equal to or greater than their respective Coupon Barriers, MSFL will make a Contingent Coupon payment with respect to that Observation Date. However, if the Observation Date Closing Value of either Underlying is below its Coupon Barrier, no coupon will be payable with respect to that Observation Date.

❑  Contingent Downside Market Exposure at Maturity: If, at maturity, the Securities have not been called and the Final Underlying Values of both the RTY Index and the DAXK Index are equal to or greater than their respective Coupon Barriers, MSFL will make a cash payment to you at maturity equal to the principal amount of your Securities plus the Contingent Coupon with respect to the Final Observation Date. If the Final Underlying Value of either Underlying is less than its respective Coupon Barrier, but the Final Underlying Values of both the RTY Index and the DAXK Index are equal to or greater than their respective Downside Thresholds, MSFL will make a cash payment to you at maturity equal to the principal amount of your Securities, and no Contingent Coupon will be paid with respect to the Final Observation Date. However, if the Final Underlying Value of either the RTY Index or the DAXK Index is less than its respective Downside Threshold on the Final Observation Date, MSFL will repay less than the principal amount, if anything, at maturity, resulting in a significant loss on your principal amount that is proportionate to the decline in the value of the Least Performing Underlying from the Trade Date to the Final Observation Date. If you sell the Securities prior to maturity, you may receive substantially less than the principal amount even if the values of both Underlyings are greater than their respective Downside Thresholds at the time of sale. Any payment on the Securities is subject to our creditworthiness.

Key Dates

Trade Date	November 10, 2017
Settlement Date	November 15, 2017 (3 business days
after the Trade Date)
Observation Dates	Quarterly, callable beginning November 13, 2018.
See “Observation Dates and Coupon
Payment Dates” on page 7 for details.
Final Observation Date*	November 10, 2027
Maturity Date*	November 16, 2027

*   Subject to postponement in the event of a Market Disruption Event or for non-Index Business Days. See “Postponement of Determination Dates” in the accompanying product supplement.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE SECURITIES DO NOT GUARANTEE THE REPAYMENT OF THE FULL PRINCIPAL AMOUNT AT MATURITY, AND THE SECURITIES WILL HAVE DOWNSIDE MARKET RISK SIMILAR TO THE LEAST PERFORMING OF THE TWO UNDERLYINGS, SUBJECT TO THE RESPECTIVE DOWNSIDE THRESHOLDS AT MATURITY. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING OUR DEBT OBLIGATIONS. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 8 OF THIS PRICING SUPPLEMENT IN CONNECTION WITH YOUR PURCHASE OF THE SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE A SIGNIFICANT PORTION OR ALL OF YOUR PRINCIPAL AMOUNT.

Security Offering

This pricing supplement relates to Securities linked to the least performing underlying between the Russell 2000® Index and the DAX® Index (Price Return). The Securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof.

Underlying	Initial Underlying Value	Coupon Barrier	Downside Threshold	Contingent Coupon Rate	CUSIP	ISIN

Russell 2000® Index	1,475.275	1,032.693, which is approximately 70% of the Initial Underlying Value	737.638, which is approximately 50% of the Initial Underlying Value	7.06% per annum	61768K125	US61768K1253

DAX® Index (Price Return)	6,221.71	4,355.20, which is approximately 70% of the Initial Underlying Value	3,110.86, which is approximately 50% of the Initial Underlying Value

See “Additional Information about Morgan Stanley, MSFL and the Securities” on page 2. The Securities will have the terms set forth in the accompanying prospectus, product supplement and index supplement and this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this pricing supplement or the accompanying product supplement, index supplement or prospectus. Any representation to the contrary is a criminal offense. The Securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

Estimated value on the Trade Date	$9.594 per Security. See “Additional Information about Morgan Stanley, MSFL and the Securities” on page 2.
	Price to Public	Underwriting Discount(1)	Proceeds to Us(2)
Per Security	$10.00	$0.35	$9.65
Total	$6,243,700	$218,529.50	$6,025,170.50

(1)  UBS Financial Services Inc., acting as dealer, will receive from Morgan Stanley & Co. LLC, the agent, a fixed sales commission of $0.35 for each Security it sells. For more information, please see “Supplemental Plan of Distribution; Conflicts of Interest” on page 25 of this pricing supplement.

(2)  See “Use of Proceeds and Hedging” on page 24.

The agent for this offering, Morgan Stanley & Co. LLC (“MS & Co.”), is our affiliate and a wholly owned subsidiary of Morgan Stanley. See “Supplemental Plan of Distribution; Conflicts of Interest” on page 25 of this pricing supplement.

Morgan Stanley	UBS Financial Services Inc.

Additional Information about Morgan Stanley, MSFL and the Securities

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by a product supplement and an index supplement) with the SEC for the offering to which this communication relates. In connection with your investment, you should read the prospectus in that registration statement, the product supplement, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents for free by visiting EDGAR on the SEC website at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in this offering will arrange to send you the prospectus, the product supplement and index supplement if you so request by calling toll-free 1-(800)-584-6837.

You may access the accompanying product supplement, index supplement and prospectus on the SEC website at.www.sec.gov as follows:

t	Product supplement for auto-callable securities dated February 29, 2016 http://www.sec.gov/Archives/edgar/data/895421/000095010316011496/dp63839_424b2-prosuppauto.htm

t	Index supplement dated January 30, 2017: https://www.sec.gov/Archives/edgar/data/895421/000095010317000801/dp72384_424b2-insupp.htm

t	Prospectus dated February 16, 2016: https://www.sec.gov/Archives/edgar/data/895421/000095010316011142/dp63500_424b2-base.htm

References to “MSFL” refer to only MSFL, references to “Morgan Stanley” refer to only Morgan Stanley and references to “we,” “our” and “us” refer to MSFL and Morgan Stanley collectively. In this document, the “Securities” refers to the Trigger Autocallable Contingent Yield Notes that are offered hereby. Also, references to the accompanying “prospectus”, “product supplement” and “index supplement” mean the prospectus filed by MSFL and Morgan Stanley dated February 16, 2016, the product supplement for auto-callable securities filed by MSFL and Morgan Stanley dated February 29, 2016 and the index supplement filed by MSFL and Morgan Stanley dated January 30, 2017, respectively.

You should rely only on the information incorporated by reference or provided in this pricing supplement or the accompanying product supplement, index supplement and prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these Securities in any state where the offer is not permitted. You should not assume that the information in this pricing supplement or the accompanying product supplement, index supplement and prospectus is accurate as of any date other than the date on the front of this document.

If the terms contained in this pricing supplement differ from those discussed in the product supplement, index supplement or prospectus, the terms contained in this pricing supplement will control.

The Issue Price of each Security is $10. This price includes costs associated with issuing, selling, structuring and hedging the Securities, which are borne by you, and, consequently, the estimated value of the Securities on the Trade Date is less than $10. We estimate that the value of each Security on the Trade Date is $9.594.

What goes into the estimated value on the Trade Date?

In valuing the Securities on the Trade Date, we take into account that the Securities comprise both a debt component and a performance-based component linked to the Underlyings. The estimated value of the Securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the Underlyings, instruments based on the Underlyings, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Securities?

In determining the economic terms of the Securities, including the Coupon Barriers, the Downside Thresholds and the Contingent Coupon Rate, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Securities would be more favorable to you.

What is the relationship between the estimated value on the Trade Date and the secondary market price of the Securities?

The price at which MS & Co. purchases the Securities in the secondary market, absent changes in market conditions, including those related to the Underlyings, may vary from, and be lower than, the estimated value on the Trade Date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for a period of up to 12 months following the Settlement Date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the Underlyings, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. currently intends, but is not obligated, to make a market in the Securities, and, if it once chooses to make a market, may cease doing so at any time.

Investor Suitability
The Securities may be suitable for you if:	The Securities may not be suitable for you if:

t   You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

t   You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that will have the same downside market risk, subject to the respective Downside Thresholds at maturity, as the Least Performing Underlying.

t   You accept that you may not receive a Contingent Coupon on some or all of the Coupon Payment Dates.

t   You understand and accept the risks associated with the Underlyings.

t   You believe both the RTY Index and the DAXK Index will close at or above their respective Coupon Barriers on the Observation Dates, and above their respective Downside Thresholds on the Final Observation Date.

t   You are willing to invest in the Securities based on the Contingent Coupon Rate specified on the cover hereof.

t   You understand that the linkage to two Underlyings does not provide any portfolio diversification benefits and instead means that a decline in the value beyond the relevant Coupon Barrier or Downside Threshold of either the RTY Index or the DAXK Index will result in no Contingent Coupon payments or a significant loss on your investment, respectively, even if the other Underlying appreciates .

t   You understand and accept that you will not participate in any appreciation in the values of the Underlyings and that your potential return is limited to the Contingent Coupons, if any.

t   You can tolerate fluctuations in the value of the Securities prior to maturity that may be similar to or exceed the downside value fluctuations of the Least Performing Underlying.

t   You do not seek guaranteed current income from this investment and are willing to forgo dividends paid on the stocks comprising the Underlyings.

t   You are willing to invest in Securities that may be called early or you are otherwise willing to hold the Securities to maturity, as set forth on the cover of this pricing supplement.

t   You accept that there may be little or no secondary market for the Securities and that any secondary market will depend in large part on the price, if any, at which MS & Co. is willing to trade the Securities.

t   You are willing to assume our credit risk, and understand that if we default on our obligations you may not receive any amounts due to you and could lose your entire investment.

t   You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

t   You cannot tolerate a loss of all or a substantial portion of your investment, or are unwilling to make an investment that will have the same downside market risk, subject to the respective Downside Thresholds at maturity, as the Least Performing Underlying.

t   You require an investment designed to provide a full return of principal at maturity.

t    You do not understand and accept the risks associated with the Underlyings.

t   You do not accept that you may not receive a Contingent Coupon on some or all of the Coupon Payment Dates.

t   You believe that the value of one of the RTY Index or the DAXK Index will decline during the term of the Securities and is likely to close below its Coupon Barrier on the Observation Dates or below its Downside Threshold on the Final Observation Date.

t    You are unwilling to invest in the Securities based on the Contingent Coupon Rate specified on the cover hereof.

t   You are not comfortable with an investment linked to two Underlyings such that a decline in the value beyond the relevant Coupon Barrier or Downside Threshold of either the RTY Index or the DAXK Index will result in no Contingent Coupon payments or a significant loss on your investment, respectively, even if the other Underlying appreciates .

t   You seek an investment that participates in the appreciation in the values of the Underlyings or that has unlimited return potential.

t   You cannot tolerate fluctuations in the value of the Securities prior to maturity that may be similar to or exceed the downside value fluctuations of the Least Performing Underlying.

t  You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

t   You seek guaranteed current income from this investment or prefer to receive the dividends paid on the stocks comprising the Underlyings.

t   You are unable or unwilling to invest in Securities that may be called early, or you are otherwise unable or unwilling to hold the Securities to maturity, as set forth on the cover of this pricing supplement, or you seek an investment for which there will be an active secondary market.

t   You are not willing to assume our credit risk for all payments under the Securities, including any repayment of principal.

The investor suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the sections entitled “Key Risks” beginning on page 8 of this pricing supplement and “Risk Factors” beginning on page 7 of the accompanying prospectus and page S-36 of the accompanying product supplement for risks related to an investment in the Securities. For additional information about the Underlyings, see the information set forth under “The Russell 2000® Index” on page 19 and “The DAX® Index (Price Return)” on page 21.

Final Terms
Issuer	Morgan Stanley Finance LLC
Guarantor	Morgan Stanley
Issue Price	$10.00 per Security. The Securities are offered at a minimum investment of 100 Securities.
Underlyings	The Russell 2000® Index (the “RTY Index”) and the DAX® Index (Price Return) (the “DAXK Index”)
Principal Amount	$10.00 per Security
Term	Approximately 10 years, unless earlier called
Automatic Call Feature

The Securities will be called automatically if the Observation Date Closing Values of both the RTY Index and the DAXK Index on any Observation Date beginning November 13, 2018 are equal to or greater than their respective Initial Underlying Values.

If the Securities are called, MSFL will pay you the Principal Amount plus the Contingent Coupon otherwise due for that Observation Date on the Coupon Payment Date related to such Observation Date, and no further payments will be made on the Securities.

The Securities will not be called if the Observation Date Closing Value of either of the Underlyings is below its respective Initial Underlying Value.

Contingent Coupon

If the Observation Date Closing Values of both the RTY Index and the DAXK Index are equal to or greater than their respective Coupon Barriers on any Observation Date, we will pay you the Contingent Coupon for that Observation Date on the relevant Coupon Payment Date.

If the Observation Date Closing Value of either the RTY Index or the DAXK Index is less than its Coupon Barrier on any Observation Date, the Contingent Coupon for that Observation Date will not accrue or be payable and that Contingent Coupon payment will be lost.

Each Contingent Coupon is a fixed amount based on equal quarterly installments at the Contingent Coupon Rate, which is a per-annum rate. The Contingent Coupon amount of $0.1765 for each Security (based on the per-annum rate of 7.06%) would be applicable to each Observation Date on which the Index Closing Values of both the RTY Index and the DAXK Index are greater than or equal to their respective Coupon Barriers.

Contingent Coupon payments on the Securities are not guaranteed. MSFL will not pay you the Contingent Coupon for any Observation Date on which the Index Closing Value of either the RTY Index or the DAXK Index is less than its respective Coupon Barrier.

Contingent Coupon Rate	The Contingent Coupon Rate is 7.06% per annum.
Observation Dates	Quarterly, callable beginning November 13, 2018. See “Observation Dates and Coupon Payment Dates” on page 7 for details.
Final Observation Date	November 10, 2027, subject to postponement in the event of a Market Disruption Event or for non-Index Business Days.
Coupon Payment Dates	With respect to each Observation Date as set forth under “Observation Dates and Coupon Payment Dates” on page 7.
Payment at Maturity (per Security)

MSFL will pay you a cash payment on the Maturity Date linked to the performance of the Least Performing Underlying during the term of the Securities, as follows:

If the Securities have not been automatically called and the Final Underlying Values of both the RTY Index and the DAXK Index are equal to or greater than their respective Coupon Barriers, MSFL will pay you the $10 Principal Amount plus the Contingent Coupon with respect to the Final Observation Date.

If the Securities have not been automatically called and the Final Underlying Value of either the RTY Index or the DAXK Index is less than its respective Coupon Barrier, but the Final Underlying Values of both the RTY Index and the DAXK Index are equal to or greater than their respective Downside Thresholds, MSFL will pay you the $10 Principal Amount, and no Contingent Coupon will be paid with respect to the Final Observation Date.

If the Securities have not been automatically called and the Final Underlying Value of either the RTY Index or the DAXK Index is less than its respective Downside Threshold, MSFL will pay you an amount calculated as follows:

$10 × (1 + Underlying Return of the Least Performing Underlying)

In this case, you will lose a significant portion and could lose all of the Principal Amount in an amount proportionate to the decline of the Least Performing Underlying from the Trade Date to the Final Observation Date, even if the other Underlying appreciates or does not decline as much.

Observation Date Closing Value	With respect to each of the Underlyings, the Index Closing Value of such Underlying on any Observation Date
Least Performing Underlying	The Underlying with the larger percentage decrease from the Initial Underlying Value to the Final Underlying Value.
Underlying Return	With respect to each Underlying, Final Underlying Value – Initial Underlying Value Initial Underlying Value

Initial Underlying Value	With respect to the RTY Index, 1,475.275 With respect to the DAXK Index, 6,221.71
Final Underlying Value	With respect to each Underlying, the Index Closing Value of such Underlying on the Final Observation Date
Downside Threshold

With respect to the RTY Index, 737.638, which is approximately 50% of the Initial Underlying Value of such Underlying

With respect to the DAXK Index, 3,110.86, which is approximately 50% of the Initial Underlying Value of such Underlying

Coupon Barrier

With respect to the RTY Index, 1,032.693, which is approximately 70% of the Initial Underlying Value of such Underlying

With respect to the DAXK Index, 4,355.20, which is approximately 70% of the Initial Underlying Value of such Underlying

Record Date	The record date for each Contingent Coupon shall be the date one business day prior to such scheduled Coupon Payment Date; provided, however, that any Contingent Coupon payable at maturity or upon an automatic call shall be payable to the person to whom the Payment at Maturity or the payment upon an automatic call, as the case may be, shall be payable.
Trustee	The Bank of New York Mellon
Calculation Agent	MS & Co.

Investment Timeline

The Initial Underlying Values, Downside Thresholds and Coupon Barriers of both the RTY Index and the DAXK Index are determined. The Contingent Coupon Rate is set.

If the Observation Date Closing Values of both the RTY Index and the DAXK Index are equal to or greater than their respective Coupon Barriers on any Observation Date, MSFL will pay you a Contingent Coupon on the Coupon Payment Date. However, if the Observation Date Closing Value of either Underlying is below its Coupon Barrier, no coupon will be payable on the related Coupon Payment Date.

If the Observation Date Closing Values of both the RTY Index and the DAXK Index are equal to or greater than their respective Initial Underlying Values on any Observation Date beginning on November 13, 2018, the Securities will be called and MSFL will pay you a cash payment per Security equal to the Principal Amount plus the Contingent Coupon otherwise due for that Observation Date, and no further payments will be made on the Securities.

The Final Underlying Values are determined as of the Final Observation Date.

If the Securities have not been called and the Final Underlying Values of both the RTY Index and the DAXK Index are equal to or greater than their respective Coupon Barriers, MSFL will pay you the $10 Principal Amount plus the Contingent Coupon with respect to the Final Observation Date.

If the Securities have not been called and the Final Underlying Value of either the RTY Index or the DAXK Index is less than its respective Coupon Barrier, but the Final Underlying Values of both the RTY Index and the DAXK Index are equal to or greater than their respective Downside Thresholds, MSFL will pay you the $10 Principal Amount, and no Contingent Coupon will be paid with respect to the Final Observation Date.

However, if the Final Underlying Value of either the RTY Index or the DAXK Index is less than its respective Downside Threshold, MSFL will pay you an amount calculated as follows:

$10 × (1 + Underlying Return of the Least Performing Underlying) per Security

This amount will be significantly less than the $10 Principal Amount by an amount proportionate to the negative Underlying Return of the Least Performing Underlying, and you could lose your entire investment.

Investing in the Securities involves significant risks. You may lose YOUR ENTIRE principal amount. Any payment on the Securities is subject to OUR creditworthiness. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

The Issuer will not pay a quarterly Contingent Coupon if the Observation Date Closing Value for either of the Underlyings is below its respective Coupon Barrier. The Issuer will not automatically call the Securities if the Observation Date Closing Value of either of the Underlyings is below its respective Initial Underlying Value. You will lose a significant portion or all of your principal amount at maturity if the Securities are not called and the Final Underlying Value of either of the Underlyings is below its RESPECTIVE Downside Threshold.

Observation Dates(1) and Coupon Payment Dates(2)
Observation Dates	Coupon Payment Dates	Observation Dates	Coupon Payment Dates
02/12/2018*	02/14/2018*	02/10/2023	02/14/2023
05/10/2018*	05/14/2018*	05/10/2023	05/12/2023
08/10/2018*	08/14/2018*	08/10/2023	08/14/2023
11/13/2018	11/15/2018	11/10/2023	11/14/2023
02/11/2019	02/13/2019	02/12/2024	02/14/2024
05/10/2019	05/14/2019	05/10/2024	05/14/2024
08/12/2019	08/14/2019	08/12/2024	08/14/2024
11/12/2019	11/14/2019	11/12/2024	11/14/2024
02/10/2020	02/12/2020	02/10/2025	02/12/2025
05/11/2020	05/13/2020	05/12/2025	05/14/2025
08/10/2020	08/12/2020	08/11/2025	08/13/2025
11/10/2020	11/13/2020	11/10/2025	11/13/2025
02/10/2021	02/12/2021	02/10/2026	02/12/2026
05/10/2021	05/12/2021	05/11/2026	05/13/2026
08/10/2021	08/12/2021	08/10/2026	08/12/2026
11/10/2021	11/15/2021	11/10/2026	11/13/2026
02/10/2022	02/14/2022	02/10/2027	02/12/2027
05/10/2022	05/12/2022	05/10/2027	05/12/2027
08/10/2022	08/12/2022	08/10/2027	08/12/2027
11/10/2022	11/15/2022	11/10/2027 (Final Observation Date)	Maturity Date

* The Securities are not subject to an automatic call until the fourth Observation Date, which is November 13, 2018.

(1) Subject to postponement in the event of a Market Disruption Event or for non-Index Business Days. See “Postponement of Determination Dates” in the accompanying product supplement.

(2) If, due to a Market Disruption Event or otherwise, any Observation Date is postponed so that it falls less than two business days prior to the scheduled Coupon Payment Date, the Coupon Payment Date will be postponed to the second business day following that Observation Date as postponed, provided that the Coupon Payment Date with respect to the Final Observation Date will be the Maturity Date. No additional coupon will accrue on an account of any such postponement.

Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but we urge you to also read the “Risk Factors” section of the accompanying prospectus and product supplement. You should also consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Securities.

t	The Securities do not guarantee the payment of regular interest or the return of any principal. The terms of the Securities differ from those of ordinary debt securities in that the Securities do not guarantee the payment of regular interest or the return of any of the Principal Amount at maturity. Instead, if the Securities have not been called prior to maturity and if the Final Underlying Value of either the RTY Index or the DAXK Index is less than its respective Downside Threshold, you will be exposed to the decline in the value of the Least Performing Underlying from its Initial Underlying Value to its Final Underlying Value, on a 1-to-1 basis, resulting in a significant loss of your initial investment that is proportionate to the decline of the Least Performing Underlying over the term of the Securities, even if the other Underlying appreciates or does not decline as much. You could lose your entire Principal Amount.

t	You are exposed to the market risk of both Underlyings. Your return on the Securities is not linked to a basket consisting of the Underlyings. Rather, it will be contingent upon the independent performance of each of the RTY Index and the DAXK Index. Unlike an instrument with a return linked to a basket of underlying assets, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed to the risks related to both the RTY Index and the DAXK Index. Poor performance by either of the Underlyings over the term of the Securities may negatively affect your return and will not be offset or mitigated by positive performance by the other Underlying. For the Securities to be automatically called or to receive any Contingent Coupon payment or contingent repayment of principal at maturity from MSFL, both Underlyings must close at or above their respective Initial Underlying Values, Coupon Barriers or Downside Thresholds, respectively, on the applicable Observation Date or Final Observation Date, as applicable. In addition, if not called prior to maturity, you may incur a loss proportionate to the negative return of the Least Performing Underlying even if the other Underlying appreciates during the term of the Securities. Accordingly, your investment is subject to the market risk of both Underlyings. Additionally, movements in the values of the Underlyings may be correlated or uncorrelated at different times during the term of the Securities, and such correlation (or lack thereof) could have an adverse effect on your return on the Securities. For example, the likelihood that one of the Underlyings will close below its Coupon Barrier on an Observation Date or below its Downside Threshold on the Final Observation Date will increase when the movements in the values of the Underlyings are uncorrelated. This results in a greater potential for a Contingent Coupon to not be paid during the term of the Securities and for a significant loss of principal at maturity if the Securities are not previously called. If the performance of the Underlyings is not correlated or is negatively correlated, the risk of not receiving a Contingent Coupon and of incurring a significant loss of principal at maturity is greater. In addition, correlation generally decreases for each additional Underlying to which the Securities are linked, resulting in a greater potential for a significant loss of principal at maturity.

t	Because the Securities are linked to the performance of the least performing between the RTY Index and the DAXK Index, you are exposed to greater risk of receiving no Contingent Coupon payments or sustaining a significant loss on your investment than if the Securities were linked to just the RTY Index or just the DAXK Index. The risk that you will not receive any Contingent Coupons and/or lose a significant portion or all of your initial investment in the Securities is greater if you invest in the Securities as opposed to substantially similar securities that are linked to the performance of just the RTY Index or just the DAXK Index. With two Underlyings, it is more likely that either Underlying will close below its Coupon Barrier on the quarterly Observation Dates or below its Downside Threshold on the Final Observation Date than if the Securities were linked to only one of the Underlyings, and therefore it is more likely that you will not receive any Contingent Coupons or will receive an amount in cash significantly less than the principal amount on the Maturity Date.

t	The Contingent Coupon is based solely on the Observation Date Closing Values. Whether the Contingent Coupon will be paid with respect to an Observation Date will be based on the Observation Date Closing Values of both Underlyings. As a result, you will not know whether you will receive the Contingent Coupon with respect to any Coupon Payment Date until the related Observation Date. Moreover, because the Contingent Coupon is based solely on the Observation Date Closing Values on a specific Observation Date, if the Observation Date Closing Value of either the RTY Index or the DAXK Index is less than its respective Coupon Barrier, you will not receive any Contingent Coupon with respect to such Observation Date, even if the Index Closing Values of the Underlyings were higher on other days during the term of the Securities.

t	You will not receive any Contingent Coupon for any quarterly period where the Observation Date Closing Value of either the RTY Index or the DAXK Index is less than or equal to its Coupon Barrier. A Contingent Coupon will be paid with respect to a quarterly period only if the Observation Date Closing Values of both the RTY Index and the DAXK Index are greater than or equal to their respective Coupon Barriers. If the Observation Date Closing Values of either of the Underlyings is below its respective Coupon Barrier, the Issuer will not pay you a Contingent Coupon for that quarterly period. If, on each Observation Date over the term of the Securities, either the RTY Index or the DAXK Index closes below its respective Coupon Barrier, you will not receive any Contingent Coupons during the 10-year term of the Securities.

t	Investors will not participate in any appreciation in the values of either of the Underlyings. Investors will not participate in any appreciation in the values of either of the Underlyings from their respective Initial Underlying Values, and the return on the Securities will be limited to the Contingent Coupon, if any, that is paid with respect to each Observation Date on which the Observation Date Closing Values of both the RTY Index and the DAXK Index are greater than or equal to their respective Coupon Barriers prior to maturity or an automatic call. The return on the Securities will be limited to the Contingent Coupons, if any, regardless of the appreciation of either of the Underlyings, which could be significant. It is possible that, on most or all of the Observation Dates, the Index Closing Value of either Underlying could be below its respective Coupon Barrier so that you may receive few or no Contingent Coupons. In addition, if the Securities are not called prior to maturity, you may be exposed to the full downside market risk of the Least Performing Underlying and lose a significant portion or all of your investment despite not being able to participate in any potential appreciation of either of the Underlyings. If you do not earn sufficient Contingent Coupons over the term of the Securities, the overall return on the Securities may be less than the amount that would be paid on a conventional debt security of ours of comparable maturity.

t	You may incur a loss on your investment if you are able to sell your Securities prior to maturity. The Downside Thresholds are considered only at maturity. If you are able to sell your Securities in the secondary market prior to maturity, you may have to sell them at a loss relative to your initial investment even if the Index Closing Values of both Underlyings are above their respective Downside Thresholds at that time. If you hold the Securities to maturity and the Securities have not been called, MSFL will either repay you the full principal amount per Security (possibly in addition to the Contingent Coupon for the Final Observation Date), if the Final Underlying Values of both the RTY Index and the DAXK Index are equal to or greater than their respective Downside Thresholds, or if either of the Underlyings closes below its respective Downside Threshold on the Final Observation Date, MSFL will repay significantly less than the Principal Amount, if anything, at maturity, resulting in a loss on your Principal Amount that is proportionate to the decline in the value of the Least Performing Underlying from the Trade Date to the Final Observation Date.

t	Early redemption risk. The term of your investment in the Securities may be limited to as short as one year by the automatic call feature of the Securities. If the Securities are called prior to maturity, you will not be able to receive any further Contingent Coupons for any future Observation Dates, and you may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or for similar returns. However, under no circumstances will the Securities be redeemed in the first year of the term of the Securities. Generally, the longer the Securities have been outstanding, the less likely it is that they will be automatically called, because the level of at least one of the Underlyings will necessarily have declined from its respective Initial Underlying Value if the Securities were not called following an Observation Date, and there will be less time remaining until maturity in which the level(s) of such Underlying(s) can recover.

t	A higher Contingent Coupon Rate and/or lower Coupon Barriers and Downside Thresholds may reflect greater expected volatility of the Underlyings, and greater expected volatility generally indicates an increased risk of declines in the levels of the Underlyings and, potentially, a significant loss at maturity. The economic terms for the Securities, including the Contingent Coupon Rate, the Coupon Barriers and the Downside Thresholds, are based, in part, on the expected volatility of the Underlyings at the time the terms of the Securities are set. “Volatility” refers to the frequency and magnitude of changes in the levels of the Underlyings. Higher expected volatility with respect to the Underlyings as of the Trade Date generally indicates a greater expectation as of that date that the Final Underlying Levels of either Underlying could ultimately be less than its Downside Threshold on the Final Observation Date, which would result in a loss of a significant portion or all of the Principal Amount. At the time the terms of the Securities are set, higher expected volatility will generally be reflected in a higher Contingent Coupon Rate and/or lower Coupon Barriers and Downside Thresholds, as compared to otherwise comparable securities. Therefore, a relatively higher Contingent Coupon Rate, which would increase the upside return if the Observation Date Closing Values are greater than or equal to the Coupon Barriers on the quarterly Observation Dates, may indicate an increased risk that the levels of the Underlyings will decrease substantially, which would result in few or no Contingent Coupons and a significant loss at maturity. In addition, and as described above in "The Securities do not guarantee the payment of regular interest or the return of any principal," in general, the higher potential return on the Securities as compared to the return payable on our ordinary debt securities with a comparable maturity indicates the risk that you may not receive a positive return on the Securities and may lose a significant portion or all of your investment. Further, relatively lower Downside Thresholds may not indicate that the Securities have a greater likelihood of a return of principal at maturity. You should be willing to accept the downside market risk of the Underlyings and the potential to lose a significant portion or all of your Principal Amount at maturity.

t	The Securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or our credit spreads may adversely affect the market value of the Securities. You are dependent on our ability to pay all amounts due on the Securities, including Contingent Coupons, if any, and any payments upon an automatic call or at maturity, and therefore you are subject to our credit risk. If we default on our obligations under the Securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Securities.

t	As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

t	The market price of the Securities will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the Securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Securities in the secondary market. Although we expect that generally the Index Closing Values of the Underlyings on any day will affect the value of the Securities more than any other single factor, other factors that may influence the value of the Securities include:

o	the value and volatility (frequency and magnitude of changes in value) of the Underlyings,

o	whether the Observation Date Closing Value of either Underlying has been below its Coupon Barrier on any Observation Date,

o	dividend rates on the stocks comprising the Underlyings,

o	interest and yield rates in the market,

o	time remaining until the Securities mature,

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underlyings or equities markets generally and which may affect the Final Underlying Values,

o	the occurrence of certain events affecting either of the Underlyings that may or may not require an adjustment to its composition, and

o	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the terms of the Securities at the time of issuance and the price that you will receive if you sell your Securities prior to maturity, as the Securities are comprised of both a debt component and a performance-based component linked to the Underlyings, and these are the types of factors that also generally affect the values of debt securities and derivatives linked to the Underlyings. Generally, the longer the time remaining to maturity, the more the market price of the Securities will be affected by the other factors described above. The value of each of the Underlyings may be, and each has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen. See “Historical Information” below. You may receive less, and possibly significantly less, than the Principal Amount per Security if you try to sell your Securities prior to maturity.

♦	The Securities are linked to the Russell 2000® Index and are subject to risks associated with small-capitalization companies. The Russell 2000® Index consists of stocks issued by companies with relatively small market capitalization. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and, therefore, the Russell 2000® Index may be more volatile than indices that consist of stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded. In addition, small capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

♦	The Securities are linked to the DAX® Index (Price Return) and are subject to risks associated with investments in securities linked to the value of foreign equity securities. The Securities are linked to the value of foreign equity securities. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Although the equity securities included in the DAX® Index (Price Return) are traded in foreign currencies, the value of your Securities (as measured in U.S. dollars) will not be adjusted for any exchange rate fluctuations. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

t	Investing in the Securities is not equivalent to investing in the Underlyings. Investing in the Securities is not equivalent to investing in either Underlying or the component stocks of either Underlying. Investors in the Securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the Underlyings. Further, you will not participate in any potential appreciation of either Underlying even though you may be exposed to its full decline at maturity. Additionally, the Underlyings are not “total return” indices, which, in addition to reflecting the market prices of the stocks that constitute the Underlyings, would also reflect dividends paid on such stocks. The return on the Securities will not reflect such a total return feature.

t	Adjustments to the Russell 2000® Index or the DAX® Index (Price Return) could adversely affect the value of the Securities. The Underlying Publisher of each of the Russell 2000® Index and the DAX® Index (Price Return) is responsible for calculating and maintaining such Underlying. The Underlying Publisher may add, delete or substitute the stocks constituting either Underlying or make other methodological changes required by certain corporate events relating to the stocks constituting either Underlying, such as stock dividends, stock splits, spin-offs, rights offerings and extraordinary dividends, that could change the value of the Underlying. The Underlying Publisher may discontinue or suspend calculation or publication of the Underlying at any time. In these circumstances, the Calculation Agent will have the sole discretion to substitute a Successor Underlying that is comparable to the discontinued Underlying, and is permitted to consider indices that are calculated and published by the Calculation Agent or any of its affiliates. Any of these actions could adversely affect the value of any of the Underlyings and, consequently, the value of the Securities.

t	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Securities in the Issue Price reduce the economic terms of the Securities, cause the estimated value of the Securities to be less than the Issue Price and will adversely affect secondary market prices – Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Securities in secondary market transactions will likely be significantly lower than the Issue Price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the Issue Price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Securities in the Issue Price and the lower rate we are willing to pay as issuer make the economic terms of the Securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Securities are not fully deducted upon issuance, for a period of up to 12 months following the Settlement Date, to the extent that MS & Co. may buy or sell the Securities in the secondary market, absent changes in market conditions, including those related to the Underlyings, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

t	The estimated value of the Securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price – These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Securities than those generated by others, including other dealers in the market, if they attempted to value the Securities. In addition, the estimated value on the Trade Date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Securities in the secondary market (if any exists) at any time. The value of your Securities at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the Securities will be influenced by many unpredictable factors” above.

t	The Securities will not be listed on any securities exchange and secondary trading may be limited. The Securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Securities. MS & Co. currently intends, but is not obligated, to make a market in the Securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Securities, it is likely that there would be no secondary market for the Securities. Accordingly, you should be willing to hold your Securities to maturity.

t	Hedging and trading activity by our affiliates could potentially affect the value of the Securities. One or more of our affiliates and/or third-party dealers have carried out, and will continue to carry out, hedging activities related to the Securities (and to other instruments linked to the Underlyings), including trading in the stocks that constitute the Underlyings as well as in other instruments related to the Underlyings. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Final Observation Date approaches. Some of our subsidiaries also trade the stocks that constitute the Underlyings and other financial instruments related to the Underlyings on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the Trade Date could have increased the Initial Underlying Value, and, as a result, could have increased the Coupon Barrier of either of the Underlyings, which is the level at or above which such Underlying must close on each Observation Date in order for you to earn a Contingent Coupon, and the Downside Threshold of either of the Underlyings, which if the Securities are not called prior to maturity, is the level at or above which such Underlying must close on the Final Observation Date in order for you to avoid being exposed to the negative performance of the Least Performing Underlying at maturity (in each case, depending also on the performance of the other Underlying). Additionally, such hedging or trading activities during the term of the Securities could potentially affect the values of the Underlyings on the Observation Dates and, accordingly, whether the Contingent Coupon is payable or whether the Securities are automatically called prior to maturity and, if the Securities are not called prior to maturity, the payout to you at maturity, if any (in each case, depending also on the performance of the other Underlying).

t	The Calculation Agent, which is our affiliate, will make determinations with respect to the Securities. As Calculation Agent, MS & Co. has determined the Initial Underlying Values, the Coupon Barriers and the Downside Thresholds and will determine the Observation Date Closing Levels and the Final Underlying Value of each Underlying, whether a Contingent Coupon is payable with respect to each Observation Date, whether a Market Disruption Event has occurred and the payment that you will receive upon a call or at maturity, if any. Moreover, certain determinations made by MS & Co., in its capacity as Calculation Agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or nonoccurrence of Market Disruption Events. These potentially subjective determinations may affect the payout to you upon a call or at maturity, if any. For further information regarding these types of determinations, see “Description of Auto-Callable Securities—Postponement of Determination Dates,” “—Discontinuance of Any Underlying; Alteration of Method of Calculation” and “—Calculation Agent and Calculations” in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the Securities on the Trade Date.

t	The U.S. federal income tax consequences of an investment in the Securities are uncertain. There is no direct legal authority as to the proper treatment of the Securities for U.S. federal income tax purposes, and, therefore, significant aspects of the tax treatment of the Securities are uncertain.

Please read the discussion under “What Are the Tax Consequences of the Securities” in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the Securities. We intend to treat a Security for U.S. federal income tax purposes as a single financial contract that provides for a coupon that will be treated as gross income to you at the time received or accrued, in accordance with your regular method of tax accounting. Under this treatment, the ordinary income treatment of the coupon payments, in conjunction with the capital loss treatment of any loss recognized upon the sale, exchange or settlement of the Securities, could result in adverse tax consequences to holders of the Securities because the deductibility of capital losses is subject to limitations. We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the tax treatment of the Securities, and the IRS or a court may not agree with the tax treatment described herein. If the IRS were successful in asserting an alternative treatment for the Securities, the timing and character of income or loss on the Securities might differ significantly from the tax treatment described herein. For example, under one possible treatment, the IRS could seek to recharacterize the Securities as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of issuance (as adjusted based on the difference, if any, between the actual and the projected amount of any contingent payments on the Securities) and recognize all income and gain in respect of the Securities as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.

Non-U.S. Holders should note that we currently intend to withhold on any coupon paid to Non-U.S. Holders generally at a rate of 30%, or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision, and will not be required to pay any additional amounts with respect to amounts withheld.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the Securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the Securities are the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax. Both U.S. and Non-U.S. Holders (as defined below) should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Hypothetical Payments on the Securities at Maturity

The examples below illustrate the payment upon a call or at maturity for a $10 Security on a hypothetical offering of the Securities, with the following assumptions (the actual terms for the Securities were determined on the Trade Date and are specified on the cover hereof; amounts may have been rounded for ease of reference):

t	Principal Amount: $10

t	Term: Approximately 10 years

t	Hypothetical Initial Underlying Value:

o	RTY Index: 1,400

o	DAXK Index: 6,000

t	Contingent Coupon Rate: 7.06% per annum (or 1.765% per quarter)

t	Contingent Coupon: $0.1765 per quarter

t	Observation Dates: Quarterly, callable after approximately 1 year

t	Hypothetical Coupon Barriers:

o	RTY Index: 980, which is 70% of the Hypothetical Initial Underlying Value of the RTY Index

o	DAXK Index: 4,200, which is 70% of the Hypothetical Initial Underlying Value of the DAXK Index

t	Hypothetical Downside Thresholds:

o	RTY Index: 700, which is 50% of the Hypothetical Initial Underlying Value of the RTY Index

o	DAXK Index: 3,000, which is 50% of the Hypothetical Initial Underlying Value of the DAXK Index

Example 1 — Securities are Called on the Fourth Observation Date

Date	Index Closing Value		Payment (per Security)
	RTY Index	DAXK Index
First Observation Date	1,300 (at or above Coupon Barrier)	6,150 (at or above Coupon Barrier)	$0.1765 (Contingent Coupon — Not Callable)
Second Observation Date	1,000 (at or above Coupon Barrier)	5,000 (at or above Coupon Barrier)	$0.1765 (Contingent Coupon — Not Callable)
Third Observation Date	1,500 (at or above Coupon Barrier)	4,750 (at or above Coupon Barrier)	$0.1765 (Contingent Coupon — Not Callable)
Fourth Observation Date	1,600 (at or above Coupon Barrier and Initial Underlying Value)	6,300 (at or above Coupon Barrier and Initial Underlying Value)	$10.1765 (Settlement Amount)
		Total Payment:	$10.706 (7.06% return)

Both the RTY Index and DAXK Index close above their respective Coupon Barriers on the first three Observation Dates and therefore a Contingent Coupon is paid on each related Coupon Payment Date. Because both the RTY Index and the DAXK Index close above their respective Initial Underlying Values on the fourth Observation Date (which is one year after the Trade Date and is the first Observation Date on which the Securities are callable), the Securities are called after such Observation Date. MSFL will pay you on the call settlement date a total of $10.706 per Security, reflecting your principal amount plus the applicable Contingent Coupon. When added to the Contingent Coupon payments of $0.5295 received in respect of the prior Observation Dates, MSFL will have paid you a total of $10.706 per Security for a 7.06% total return on the Securities. No further amount will be owed to you under the Securities, and you do not participate in the appreciation of the Underlyings.

Example 2 — Securities are NOT Called and the Final Underlying Values of both the RTY Index and the DAXK Index are at or above their respective Coupon Barriers and Downside Thresholds.

Date	Index Closing Value		Payment (per Security)
	RTY Index	DAXK Index
First Observation Date	1,100 (at or above Coupon Barrier)	4,750 (at or above Coupon Barrier)	$0.1765 (Contingent Coupon — Not Callable)
Second Observation Date	1,600 (at or above Coupon Barrier)	6,100 (at or above Coupon Barrier)	$0.1765 (Contingent Coupon — Not Callable)
Third Observation Date	1,300 (at or above Coupon Barrier)	3,700 (below Coupon Barrier)	$0 (Not Callable)
Fourth Observation Date	1,200 (at or above Coupon Barrier; below Initial Underlying Value)	3,000 (below Coupon Barrier and Initial Underlying Value)	$0 (Not Callable)
Fifth to Thirty-Ninth Observation Dates	Various (all at or above Coupon Barrier; all below Initial Underlying Value)	Various (all below Coupon Barrier and Initial Underlying Value)	$0 (Not Callable)

Final Observation Date	1,600 (at or above Coupon Barrier and Downside Threshold)	4,500 (at or above Coupon Barrier and Downside Threshold)	$10.1765 (Settlement Amount)
		Total Payment:	$10.5295 (5.295% return)

Both the RTY Index and the DAXK Index close above their respective Coupon Barriers on the first two Observation Dates and therefore a Contingent Coupon is paid on each related Coupon Payment Date. On each of the third to thirty-ninth Observation Dates, the RTY Index closes at or above its Coupon Barrier (but below its Initial Underlying Value, where applicable) but the DAXK Index closes below its Coupon Barrier. Therefore, no Contingent Coupon is paid on any related Coupon Payment Date. On the Final Observation Date, both the RTY Index and the DAXK Index close above their respective Coupon Barriers and Downside Thresholds. Therefore, at maturity, MSFL will pay you a total of $10.1765 per Security, reflecting your principal amount plus the applicable Contingent Coupon. When added to the total Contingent Coupon payments of $0.353 received in respect of the prior Observation Dates, MSFL will have paid you a total of $10.5295 per Security for a 5.295% total return on the Securities over ten years. You do not participate in any appreciation of the Underlyings.

Example 3 — Securities are NOT Called and the Final Underlying Values of both the RTY Index and the DAXK Index are at or above their respective Downside Thresholds but the Final Underlying Value of one Underlying is below its respective Coupon Barrier

Date	Index Closing Value		Payment (per Security)
	RTY Index	DAXK Index
First Observation Date	1,100 (at or above Coupon Barrier)	4,700 (at or above Coupon Barrier)	$0.1765 (Contingent Coupon — Not Callable)
Second Observation Date	1,200 (at or above Coupon Barrier)	4,500 (at or above Coupon Barrier)	$0.1765 (Contingent Coupon — Not Callable)
Third Observation Date	1,400 (at or above Coupon Barrier)	3,850 (below Coupon Barrier)	$0 (Not Callable)
Fourth Observation Date	1,300 (at or above Coupon Barrier; below Initial Index Value)	3,600 (below Coupon Barrier and Initial Index Value)	$0 (Not Callable)
Fifth to Thirty-Ninth Observation Dates	Various (all at or above Coupon Barrier; all below Initial Index Value)	Various (all below Coupon Barrier and Initial Index Value)	$0 (Not Callable)
Final Observation Date	800 (below Coupon Barrier, at or above Downside Threshold)	4,600 (at or above Coupon Barrier and Downside Threshold)	$10.00 (Principal Amount)
		Total Payment:	$10.353 (3.53% return)

Both the RTY Index and the DAXK Index close above their respective Coupon Barriers on the first two Observation Dates and therefore a Contingent Coupon is paid on each related Coupon Payment Date. On each of the third to thirty-ninth Observation Dates, the RTY Index closes at or above its Coupon Barrier (but below its Initial Index Value, where applicable) but the DAXK Index closes below its Coupon Barrier. Therefore, no Contingent Coupon is paid on any related Coupon Payment Date. On the Final Observation Date, both the RTY Index and the DAXK Index close above their respective Downside Thresholds, but the RTY Index closes below its Coupon Barrier. Therefore, at maturity, MSFL will pay you a total of $10.00 per Security, reflecting your Principal Amount, but you will not receive a Contingent Coupon with respect to the Final Observation Date. When added to the Contingent Coupon payments of $0.353 received in respect of the prior Observation Dates, MSFL will have paid you a total of $10.353 per Security for a 3.53% total return on the Securities over ten years.

Example 4 — Securities are NOT Called and the Final Underlying Value of one of the Underlyings is below its respective Downside Threshold

Date	Index Closing Value		Payment (per Security)
	RTY Index	DAXK Index
First Observation Date	1,600 (at or above Coupon Barrier)	4,450 (at or above Coupon Barrier)	$0.1765 (Contingent Coupon — Not Callable)
Second Observation Date	1,400 (at or above Coupon Barrier)	4,650 (at or above Coupon Barrier)	$0.1765 (Contingent Coupon — Not Callable)
Third Observation Date	1,500 (at or above Coupon Barrier)	3,750 (below Coupon Barrier)	$0 (Not Callable)
Fourth Observation Date	1,550 (at or above Coupon Barrier; below Initial Underlying Value)	3,600 (below Coupon Barrier and Initial Underlying Value)	$0 (Not Callable)
Fifth to Thirty-Ninth Observation Dates	Various (all below Coupon Barrier and Initial Underlying Value)	Various (all below Coupon Barrier and Initial Underlying Value)	$0 (Not Callable)
Final Observation Date	1,450 (at or above Coupon Barrier and Downside Threshold)	2,400 (below Coupon Barrier and Downside Threshold)	$10 + [$10 × Underlying Return of the Least Performing Underlying] = $10 + [$10 × -60%] = $10 - $6 = $4 (Payment at Maturity)
		Total Payment:	$4.353 (-56.47% return)

Both the RTY Index and the DAXK Index close above their respective Coupon Barriers on the first two Observation Dates, and, therefore a Contingent Coupon is paid on each related Coupon Payment Date. On each of the third and fourth Observation Dates, the RTY Index closes at or above its Coupon Barrier (but below its Initial Underlying Value, where applicable), but the DAXK Index closes below its Coupon Barrier. Therefore, no Contingent Coupon is paid on either related Coupon Payment Date. On each of the fifth to the thirty-ninth Observation Dates, both the RTY Index and the DAXK Index close below their respective Coupon Barriers and thus no Contingent Coupon is paid on any related Coupon Payment Date. On the Final Observation Date, the RTY Index closes above its Coupon Barrier and Downside Threshold but the DAXK Index closes below its Coupon Barrier and Downside Threshold. Therefore, at maturity, investors are exposed to the downside performance of the Least Performing Underlying and MSFL will pay you $4 per Security, which reflects the percentage decrease of the Least Performing Underlying from the Trade Date to the Final Observation Date. When added to the total Contingent Coupon payments of $0.353 received in respect of the prior Observation Dates, MSFL will have paid you $4.353 per Security, for a loss on the Securities of 56.47%.

The Securities differ from ordinary debt securities in that, among other features, MSFL is not necessarily obligated to repay the full amount of your initial investment. If the Securities are not called on any Observation Date, you may lose a significant portion or all of your initial investment. Specifically, if the Securities are not called and the Final Underlying Value of either Underlying is less than its respective Downside Threshold, you will lose 1% (or a fraction thereof) of your Principal Amount for each 1% (or a fraction thereof) that the Underlying Return of the Least Performing Underlying is less than zero. Any payment on the Securities, including any Contingent Coupon, payment upon an automatic call or the Payment at Maturity, is dependent on our ability to satisfy our obligations when they come due. If we are unable to meet our obligations, you may not receive any amounts due to you under the Securities.

The Issuer will not pay a quarterly Contingent Coupon if the Observation Date Closing Value for either of the Underlyings is below its respective Coupon Barrier. The Issuer will not automatically call the Securities if the Observation Date Closing Value of either of the Underlyings is below its respective Initial Underlying Value. You will lose a significant portion or all of your principal amount at maturity if the Securities are not called and the Final Underlying Value of either of the Underlyings is below its respective Downside Threshold.

What Are the Tax Consequences of the Securities?

Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying product supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of the ownership and disposition of the Securities. This discussion applies only to investors in the Securities who:

•	purchase the Securities in the original offering; and

•	hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	certain dealers and traders in securities or commodities;

•	investors holding the Securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	regulated investment companies;

•	real estate investment trusts; or

•	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the Securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the Securities or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the Securities to you.

As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or non-U.S. tax laws is not discussed, nor are any alternative minimum tax consequences or consequences resulting from the Medicare tax on investment income.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date hereof may affect the tax consequences described herein. Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

General

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the IRS or a court will agree with the tax treatment described herein. We intend to treat a Security for U.S. federal income tax purposes as a single financial contract that provides for a coupon that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting. In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the Securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

You should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments of the Securities). Unless otherwise stated, the following discussion is based on the treatment of each Security as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Securities

Assuming the treatment of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Basis. A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Tax Treatment of Coupon Payments. Any coupon payment on the Securities should be taxable as ordinary income to a U.S. Holder at the time received or accrued, in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange or Settlement of the Securities. Upon a sale, exchange or settlement of the Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled. For this purpose, the amount realized does not include any coupon paid at settlement and may not include sale proceeds attributable to an accrued coupon, which may be treated as a coupon payment. Any such gain or loss recognized should be long-term capital gain or loss if the U.S. Holder has held the Securities for more than one year at the time of the sale, exchange or settlement, and should be short-term capital gain or loss otherwise. The ordinary income treatment of the coupon payments, in conjunction with the capital loss treatment of any loss recognized upon the sale, exchange or settlement of the Securities, could result in adverse tax consequences to holders of the Securities because the deductibility of capital losses is subject to limitations.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above. In particular, the IRS could seek to analyze the U.S. federal income tax consequences of owning the Securities under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”). If the IRS were successful in asserting that the Contingent Debt Regulations applied to the Securities, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of their issuance, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the Securities. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Securities would be treated as ordinary income, and any loss realized would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount and as capital loss thereafter. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.

Other alternative federal income tax treatments of the Securities are possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the Securities. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses on whether to require holders of “prepaid forward contracts” and similar instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange–traded status of the instruments and the nature of the underlying property to which the instruments are linked; whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge; and appropriate transition rules and effective dates. While it is not clear whether instruments such as the Securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and the issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

•	a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

•	certain former citizens or residents of the United States; or

•	a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.

Although significant aspects of the tax treatment of each Security are uncertain, we intend to withhold on any coupon paid to a Non-U.S. Holder generally at a rate of 30% or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision. We will not be required to pay any additional amounts with respect to amounts withheld. In order to claim an exemption from, or a reduction in, the 30% withholding tax, a Non-U.S. Holder of the Securities must comply with certification requirements to establish that it is not a U.S. person and is eligible for such an exemption or reduction under an applicable tax treaty. If you are a Non-U.S. Holder, you should consult your tax adviser regarding the tax treatment of the Securities, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

Section 871(m) Withholding Tax on Dividend Equivalents

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, the regulations exempt securities issued before January 1, 2018 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the Securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the Securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If Section 871(m) withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the Securities.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers) should note that, absent an applicable treaty exemption, the Securities may be treated as U.S.-situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns will be filed with the IRS in connection with any coupon payment and may be filed with the IRS in connection with the payment at maturity on the Securities and the payment of proceeds from a sale, exchange or other disposition. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Legislation

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). Withholding (if applicable) applies to payments of U.S.-source FDAP income and, for dispositions after December 31, 2018, to payments of gross proceeds of the disposition (including upon retirement) of certain financial instruments treated as providing for U.S.-source interest or dividends. While the treatment of the Securities is unclear, you should assume that any coupon payment with respect to the Securities will be subject to the FATCA rules. It is also possible in light of this uncertainty that an applicable withholding agent will treat gross proceeds of a disposition (including upon retirement) of the Securities after 2018 as being subject to the FATCA rules. If withholding applies to the Securities, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the Securities.

The discussion in the preceding paragraphs under “What Are the Tax Consequences of the Securities,” insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Securities.

The Russell 2000® Index

The Russell 2000® Index is an index calculated, published and disseminated by FTSE Russell, and measures the composite price performance of stocks of 2,000 companies incorporated in the U.S. and its territories. All 2,000 stocks are traded on a major U.S. exchange and are the 2,000 smallest securities that form the Russell 3000® Index. The Russell 3000® Index is composed of the 3,000 largest U.S. companies as determined by market capitalization and represents approximately 98% of the U.S. equity market. The Russell 2000® Index consists of the smallest 2,000 companies included in the Russell 3000® Index and represents a small portion of the total market capitalization of the Russell 3000® Index. The Russell 2000® Index is designed to track the performance of the small-capitalization segment of the U.S. equity market. For additional information about the Russell 2000® Index, see the information set forth under “Russell 2000® Index” in the accompanying index supplement.

The “Russell 2000® Index” is a trademark of FTSE Russell. For more information, see “Russell 2000® Index” in the accompanying index supplement.

The following table sets forth the published high and low closing values, as well as the end-of-quarter closing values, of the Russell 2000® Index for each quarter in the period from January 1, 2012 through November 10, 2017. The closing value of the Russell 2000® Index on November 10, 2017 was 1,475.275. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical closing values of the Russell 2000® Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the Russell 2000® Index on any Observation Date, including the Final Observation Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2012	3/31/2012	846.13	747.28	830.30
4/1/2012	6/30/2012	840.63	737.24	798.49
7/1/2012	9/30/2012	864.70	767.75	837.45
10/1/2012	12/31/2012	852.50	769.48	849.35
1/1/2013	3/31/2013	953.07	872.61	951.54
4/1/2013	6/30/2013	999.99	901.51	977.48
7/1/2013	9/30/2013	1,078.409	989.535	1,073.786
10/1/2013	12/31/2013	1,163.637	1,043.459	1,163.637
1/1/2014	3/31/2014	1,208.651	1,093.594	1,173.038
4/1/2014	6/30/2014	1,192.964	1,095.986	1,192.964
7/1/2014	9/30/2014	1,208.150	1,101.676	1,101.676
10/1/2014	12/31/2014	1,219.109	1,049.303	1,204.696
1/1/2015	3/31/2015	1,266.373	1,154.709	1,252.772
4/1/2015	6/30/2015	1,295.799	1,215.417	1,253.947
7/1/2015	9/30/2015	1,273.328	1,083.907	1,100.688
10/1/2015	12/31/2015	1,204.159	1,097.552	1,135.889
1/1/2016	3/31/2016	1,114.028	953.715	1,114.028
4/1/2016	6/30/2016	1,188.954	1,089.646	1,151.923
7/1/2016	9/30/2016	1,263.438	1,139.453	1,251.646
10/1/2016	12/31/2016	1,388.073	1,156.885	1,357.130
1/1/2017	3/31/2017	1,413.635	1,345.598	1,385.920
4/1/2017	6/30/2017	1,425.985	1,345.244	1,415.359
7/1/2017	9/30/2017	1,490.861	1,356.905	1,490.861
10/1/2017	11/10/2017*	1,512.088	1,475.019	1,475.275

*   Available information for the indicated period includes data for less than the entire calendar quarter and accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

The graph below illustrates the performance of the Russell 2000® Index from January 1, 2008 through November 10, 2017, based on information from Bloomberg.

* The dotted line indicates the Coupon Barrier of 1,032.693, which is approximately 70% of the Initial Underlying Value, and the solid line indicates the Downside Threshold of 737.638, which is approximately 50% of the Initial Underlying Value.

Past performance is not indicative of future results.

The DAX® Index (Price Return)

The DAX® Index (Price Return) is a free float-adjusted market capitalization-weighted index that consists of 30 of the largest and most actively traded companies listed on the FWB® Frankfurt Stock Exchange. For additional information about the DAX® Index (Price Return), see “Annex A—The DAX® Index (Price Return)” below.

The following table sets forth the published high and low closing values, as well as the end-of-quarter closing values, of the DAX® Index (Price Return) for each quarter in the period from January 1, 2012 through November 10, 2017. The closing value of the DAX® Index (Price Return) on November 10, 2017 was 6,221.71. We obtained the information in the table below from Bloomberg Financial Markets, without independent verification. The historical closing values of the DAX® Index (Price Return) should not be taken as an indication of future performance, and no assurance can be given as to the level of the DAX® Index (Price Return) on any Observation Date, including the Final Observation Date.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/1/2012	3/31/2012	4,044.00	3,413.50	3,924.79
4/1/2012	6/30/2012	3,986.84	3,263.49	3,507.44
7/1/2012	9/30/2012	4,073.41	3,491.75	3,944.69
10/1/2012	12/31/2012	4,193.93	3,799.49	4,161.30
1/1/2013	3/31/2013	4,388.69	4,129.95	4,245.47
4/1/2013	6/30/2013	4,528.29	4,042.23	4,209.43
7/1/2013	9/30/2013	4,598.13	4,128.39	4,545.36
10/1/2013	12/31/2013	5,071.58	4,504.26	5,051.89
1/1/2014	3/31/2014	5,152.80	4,754.61	5,037.49
4/1/2014	6/30/2014	5,159.66	4,821.58	5,058.86
7/1/2014	9/30/2014	5,159.89	4,635.07	4,874.28
10/1/2014	12/31/2014	5,189.56	4,410.05	5,044.71
1/1/2015	3/31/2015	6,240.43	4,871.90	6,137.77
4/1/2015	6/30/2015	6,331.39	5,491.63	5,491.63
7/1/2015	9/30/2015	5,888.39	4,730.31	4,847.12
10/1/2015	12/31/2015	5,711.03	4,771.26	5,390.31
1/1/2016	3/31/2016	5,173.09	4,376.46	4,980.74
4/1/2016	6/30/2016	5,190.62	4,513.55	4,713.91
7/1/2016	9/30/2016	5,233.94	4,562.27	5,116.12
10/1/2016	12/31/2016	5,588.27	4,993.52	5,588.27
1/1/2017	3/31/2017	5,953.44	5,584.90	5,953.44
4/1/2017	6/30/2017	6,112.51	5,801.21	5,841.44
7/1/2017	9/30/2017	6,080.19	5,661.71	6,080.19
10/1/2017	11/10/2017*	6,388.25	6,115.16	6,221.71

*Available information for the indicated period includes data for less than the entire calendar quarter and accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only.

The graph below illustrates the performance of the DAX® Index (Price Return) from January 1, 2008 through November 10, 2017, based on information from Bloomberg.

* The dotted line indicates the Coupon Barrier of 4,355.20, which is approximately 70% of the Initial Underlying Value, and the solid line indicates the Downside Threshold of 3,110.86, which is approximately 50% of the Initial Underlying Value.

Past performance is not indicative of future results.

Correlation of the Underlyings

The graph below illustrates the daily performance of the Russell 2000® Index and the DAX® Index (Price Return) from January 1, 2008 through November 10, 2017. For comparison purposes, each Underlying has been “normalized” to have a closing value of 100 on January 1, 2008 by dividing the closing value of that Underlying on each Index Business Day by the closing value of that Underlying on January 1, 2008 and multiplying by 100. We obtained the closing values used to determine the normalized closing values set forth below from Bloomberg, without independent verification.

A closer relationship between the daily returns of two or more underlying assets over a given period indicates that such underlying assets have been more positively correlated. Lower (or more-negative) correlation among two or more underlying assets over a given period may indicate that it is less likely that those underlying assets will subsequently move in the same direction.  Therefore, lower correlation among the Underlyings may indicate a greater potential for one of the Underlyings to close below its respective Coupon Barrier or Downside Threshold on an Observation Date, including the Final Observation Date, as applicable, because there may be a greater likelihood that at least one of the Underlyings will decrease in value significantly. However, even if the Underlyings have a higher positive correlation, one or both of the Underlyings may close below the respective Coupon Barrier(s) or Downside Threshold(s) on an Observation Date or the Final Observation Date, as applicable, as the Underlyings may both decrease in value.  Moreover, the actual correlation among the Underlyings may differ, perhaps significantly, from their historical correlation.  A higher Contingent Coupon Rate is generally associated with lower correlation among the Underlyings, which may indicate a greater potential for missed Contingent Coupons and/or a significant loss on your investment at maturity. See “Key Risks — You are exposed to the market risk of both Underlyings”, “—Because the Securities are linked to the performance of the least performing between the RTY Index and the DAXK Index, you are exposed to greater risk of receiving no Contingent Coupon payments or sustaining a significant loss on your investment than if the Securities were linked to just the RTY Index or just the DAXK Index” and “—A higher Contingent Coupon Rate and/or lower Coupon Barriers and Downside Thresholds may reflect greater expected volatility of the Underlyings, and greater expected volatility generally indicates an increased risk of declines in the levels of the Underlyings and, potentially, a significant loss at maturity.” herein.

Past performance and correlation of the Underlyings are not indicative of the future performance or correlation of the Underlyings.

Use of Proceeds and Hedging

The proceeds from the sale of the Securities will be used by us for general corporate purposes. We will receive, in aggregate, $10 per Security issued, because, when we enter into hedging transactions in order to meet our obligations under the Securities, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the Securities borne by you and described on page 2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Securities. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Trade Date, we hedged our anticipated exposure in connection with the Securities, by entering into hedging transactions with our affiliates and/or third party dealers. We expect our hedging counterparties to have taken positions in the constituent stocks of the Underlyings and in futures or options contracts on the Underlyings or the constituent stocks of the Underlyings. Any of these hedging or trading activities on or prior to the Trade Date could have increased the Initial Underlying Value, and, as a result, could have increased the Coupon Barrier of either of the Underlyings, which is the level at or above which such Underlying must close on each Observation Date in order for you to earn a Contingent Coupon, and the Downside Threshold of either of the Underlyings, which if the Securities are not called prior to maturity, is the level at or above which such Underlying must close on the Final Observation Date in order for you to avoid being exposed to the negative performance of the Least Performing Underlying at maturity (in each case, depending also on the performance of the other Underlying). In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the Securities, including on the Final Observation Date, by purchasing and selling the stocks constituting the Underlyings, futures or options contracts on the Underlyings or their component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities., including by purchasing or selling any such securities or instruments on the Final Observation Date. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Final Observation Date approaches. We cannot give any assurance that our hedging activities will not affect the values of the Underlyings and, therefore, adversely affect the value of the Securities or the payment you will receive at maturity, if any, if not previously called.

Benefit Plan Investor Considerations

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the Securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction, and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the Securities.

Because we may be considered a party in interest with respect to many Plans, the Securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the Securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such Securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The Securities are contractual financial instruments. The financial exposure provided by the Securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the

Securities. The Securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Securities.

Each purchaser or holder of any Securities acknowledges and agrees that:

(i)	the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Securities, (B) the purchaser or holder’s investment in the Securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Securities;

(ii)	we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Securities and (B) all hedging transactions in connection with our obligations under the Securities;

(iii)	any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)	our interests are adverse to the interests of the purchaser or holder; and

(v)	neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the Securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any Securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley, Morgan Stanley Wealth Management or their respective affiliates or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of Securities by the account, plan or annuity.

Supplemental Plan of Distribution; Conflicts of Interest

We expect to deliver the Securities against payment therefor in New York, New York on November 15, 2017, which will be the third scheduled business day following the date of the pricing of the Securities. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Securities on the date of pricing or on or prior to the second business day prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

MS & Co. is the agent for this offering. We have agreed to sell to MS & Co., and MS & Co. has agreed to purchase, all of the Securities at the issue price less the underwriting discount indicated on the cover of this document. UBS Financial Services Inc., acting as dealer, will receive from MS & Co. a fixed sales commission of $0.35 for each Security it sells.

MS & Co. is our affiliate and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Securities.

MS & Co. will conduct this offering in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc. (“FINRA”), regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities. Specifically, the agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities, for its own account. The agent must close out any naked short position by purchasing the Securities in the open market. A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the agent may bid for, and purchase, the Securities or the stocks constituting the Underlyings in the open market to stabilize the price of the Securities. Any of these activities may raise or maintain the market price of the Securities above independent market levels or prevent or retard a decline in the market price of the Securities. The agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the agent has entered into a hedging transaction with us in connection with this offering of Securities. See “—Use of Proceeds and Hedging” above.

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the Securities offered by this pricing supplement have been executed and issued by MSFL, authenticated by the trustee pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus) and delivered against payment as contemplated herein, such Securities will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the Securities and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated February 16, 2016, which is Exhibit 5-a to Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 filed by Morgan Stanley on February 16, 2016.

Annex A—The DAX® Index (Price Return)

We have derived all information contained in this pricing supplement regarding the DAX® Index (Price Return) from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by, Deutsche Börse AG (“Deutsche Börse”). The DAX® Index (Price Return) is calculated, maintained and published by Deutsche Börse. Deutsche Börse has no obligation to continue to publish, and may discontinue publication of, the DAX® Index (Price Return) at any time. The DAX® Index (Price Return) is reported by Bloomberg L.P. under the ticker symbol “DAXK.”

The DAX® Index (Price Return) is a free float-adjusted market capitalization-weighted index that consists of 30 of the largest and most actively traded companies listed on the FWB® Frankfurt Stock Exchange. These companies are selected from the continuously traded companies in the “Prime Standard” segment that meet certain selection criteria. To be listed in the Prime Standard, a company must meet minimum statutory requirements, which include the regular publication of financial reports, and must also satisfy certain transparency requirements. The reference date of the DAX® Index (Price Return) is December 30, 1987.

The DAX® Index (Price Return) is capital-weighted, meaning the weight of any individual company is proportionate to its respective share in the overall capitalization of all index component companies. The weight of any single company is capped at 10% of the DAX® Index (Price Return) capitalization, measured quarterly. Weighting is based exclusively on the free-float portion of the issued share capital of the relevant class of shares involved. Both the number of shares included in the issued share capital and the free-float factor are updated on one specific day each quarter. We refer to this day as the “chaining date” and to the process by which these updates are made as “chaining”. The DAX® Index (Price Return) is a price-return index, which measures the actual price performance and is adjusted only for income from subscription rights and special distributions.

Methodology of the Index

The Working Committee for Equity Indices and the Management Board of Deutsche Börse

The Working Committee for Equity Indices (the “Committee”) advises Deutsche Börse on all issues related to the DAX® Index (Price Return), recommending changes to the composition of the DAX® Index (Price Return) on the basis of the various principles and regulations. The Committee acts as an advisory body based on certain basic principles mentioned and the applicable guidelines. In this capacity, it can recommend any necessary adjustments to the rulebook.

The Committee consists of Deutsche Börse employees and representatives of leading national and international financial institutions. The Committee’s meetings usually take place on the fifth trading day of each March, June, September and December, but extraordinary meetings may also be convened.

The selection of companies in the DAX® Index (Price Return) is based on the quantitative criteria of order book volume and free-float market capitalization. The reporting date for collecting data is the last trading day of the month for which the ranking list is created. The ranking list is created and published monthly by Deutsche Börse. On the basis of the ranking list, the Committee issues a recommendation of whether a company should be replaced and if so, which company should replace it.

Free Float

Free float refers to the freely tradable shares of a company that are not held in fixed ownership. The following rules apply to determine the free float:

1. All shareholdings of an owner which, on an accumulated basis, account for at least 5% of a company’s share capital attributed to a class of shares are considered to be non-free float. Shareholdings of an owner also include shareholdings:

•	held by the family of the owner as defined by section §15a of the German Securities Trading Act (“WpHG”);

•	for which a pooling has been arranged in which the owner has an interest;

•	managed or kept in safe custody by a third party for account of the owner;

•	held by a company which the owner controls as defined by section 290(2) of the German Commercial Code; and

•	subject to a statutory or contractual qualifying period of at least six months.

This does not include shareholdings of:

•	asset managers and trust companies;

•	funds and pension funds; and

•	investment companies or foreign investment companies in their respective special fund assets insofar as they are held as part of short-term investment strategies and the size of a shareholding does not exceed 25% of a company’s share capital. This does not apply to shareholdings held by venture capital companies, government funds or shareholdings held by their financial agencies, or supranational funds.

In this context, shares for which the acquirer has at the time of purchase clearly and publicly stated that strategic goals are being pursued and that the intention is to influence the company policies and ongoing business of the company in the long-term are not considered a short-term investment. In addition, shares having been acquired through a public purchase offer will not be considered a short-term investment.

2. Shares of an owner that are subject to a statutory or contractual qualifying period of at least six months with regard to their disposal and shares held by the issuing company (treasury shares) are — irrespective of the size of a shareholding — always considered fixed holdings.

3. In the case of an ongoing takeover, shares that are under the control of the overtaking companies via derivatives will also be considered for the determination of the stock’s free float. The derivatives need to be subject to registration and correspondingly registered according to legislation in WpHG and the German Securities Acquisition and Takeover Act (“WpÜG”).

The various criteria in numbers 1 to 3 are also fully applied to classes of shares that are subject to restrictions of ownership. For the purpose of the determination of the free float as described above, each ISIN under which shares are traded is considered a separate share class.

If Deutsche Börse determines and publishes a company’s free float within the framework of a scheduled chaining, this free-float factor will be changed or corrected only at the next scheduled chaining date. This is also the case if Deutsche Börse learns of facts or circumstances following the determination of the free float that would have resulted in the determination of a different free-float factor had they been known at the time of the determination. Deutsche Börse will, however, provide information on the correction to be made to the free-float factor at the next scheduled chaining date immediately after becoming aware of such facts or circumstances.

Index Composition

Selection Criteria

The basic criteria for including companies in the DAX® Index (Price Return) are:

•	an existing listing in the Prime Standard segment (i.e. there is no public information on the existence of an application for revocation pursuant to Section 46 of the Exchange Rules for the FWB® Frankfurt Stock Exchange (the “FWB Exchange Rules”), which provides for revocation of admission of securities to the regulated market (General Standard) upon application by the issuer);

•	continuous trading on Deutsche Börse’s electronic trading system Xetra®;

•	a minimum free float of 10%;

•	legal headquarters or operating headquarters in Germany; and

•	a minimum period since first listing of at least 30 trading days

There are expanded criteria for foreign companies, under which foreign companies must:

•	have a registered office in Germany (other than the registered office this can also be an operating headquarter); or

•	have their focus of trading volume on Xetra® and their legal headquarters in the European Union (“EU”) or in a European Free Trade Association (“EFTA”) country.

A company is deemed to focus its trading volume on Xetra® if at least 33% of its total turnover within the EU or the EFTA has been transacted via the FWB® Frankfurt Stock Exchange over the last 12 months. The total turnover includes the turnover of all stock listings belonging to a company that arise due to trading on regulated exchanges and multilateral trading facilities.

Companies that satisfied the prerequisites listed above are selected for inclusion in the DAX® Index (Price Return) based on the quantitative criteria of order book volume and free-float market capitalization. The reporting date for collecting data is the last trading day of the month for which the ranking list is created. The ranking list is created and published monthly by Deutsche Börse.

Creating the Ranking List

To create the ranking list, the parameters relevant for the allocation of a rank — order book volume and free-float market capitalization — are recorded and the basis criteria are checked on the recording date (last trading day of the month).

A volume-weighted average price (“VWAP”) over 20 trading days (20-trading day VWAP) is used to calculate the free-float market capitalization. This is calculated as the average value of daily VWAPs based on Xetra® prices of the last 20 trading days in a class. The 20-trading day VWAP on the last trading day of a month is used to create the ranking list.

The order book volume is the sum of the daily turnover of a class over a period of twelve months. The following special provisions apply:

•	if the order book volumes of a company are not available for the whole twelve-month period due to the time of its commencement of trading or its initial listing on one of the transparency standards, the order book volumes of the first 20 trading days are taken away and the remainder of the relevant data is linearly projected for twelve months. This procedure, however, is applicable only to companies that have been traded for at least 30 days as per the reporting date, taking order book volumes of at least ten days into account for projection purposes;

•	if the transparency standard is changed (Entry, General and Prime Standard), the order book volumes from the original transparency standard are taken into account; and

•	in the case of a merger of two companies, the order book volumes of both companies are aggregated, provided that both companies were listed on the Frankfurt Stock Exchange prior to the merger. A requirement for aggregating order book volumes is that the company or companies that no longer exist are no longer listed separately on one of the transparency standards (Prime, General or Entry Standards) on the FWB® Frankfurt Stock Exchange. The order book volumes are aggregated retroactively at this point for the allocation of a rank.

Inclusion in the Ranking List

All of the share classes listed on Prime Standard on Xetra® are listed on the ranking list. A ranking is given to the share classes that meet the selection criteria outlined above. Classes that do not meet the above criteria given are listed on the ranking list but do not receive a ranking. Each ISIN under which shares in a company are traded is considered a separate class in this regard. If a company has several share classes, only the largest or most liquid share class is given a ranking.

Exclusion from Ranking

1. A company can be removed from the DAX® Index (Price Return) immediately if its index weight based on its current free-float market capitalization exceeds 10% and its annualized 30-day volatility (annualized volatility of the share price over the last 30 days) exceeds 250%. The relevant figures are published by Deutsche Börse on a daily basis. A company that is excluded from the DAX® Index (Price Return) due to a violation of the volatility criterion will be considered for a ranking only if its 30-day volatility falls below 150% at the time of ranking and on any of the 14 trading days prior to this date. Re-inclusion in the ranking is also possible only for the company’s class which was excluded from the DAX® Index (Price Return).

2. If a foreign company does not meet the trading criteria on Xetra® on the monthly ranking list, the company will not be ranked. A foreign company will be ranked only once it meets the trading criteria on Xetra® again.

3. To ensure the position of the DAX® Index (Price Return) as a leading equity index, Deutsche Börse reserves the right to exclude certain companies from being ranked on the ranking list after consultation with the Committee. An appropriate reason for such an exclusion may be, for example, the fact that it is a foreign company with the holding’s headquarters in Germany but the focus of its business activity is abroad.

Adjustments to Index Composition

The index composition of the DAX® Index (Price Return) is reviewed quarterly based on the Fast Exit and Fast Entry rules. The index composition of the DAX® Index (Price Return) is reviewed every September based on the Regular Exit and Regular Entry rules.

The purpose of the review on the basis of the Fast Exit and Fast Entry rules is to account for significant changes in rankings. These changes may occur when companies no longer possess the required size (free-float market capitalization) or liquidity (order book volume), which may arise due to large issues (e.g., major changes in the free-float or a steep price drop) and should be taken into consideration promptly in the index.

The selection of companies in the DAX® Index (Price Return) is based on the quantitative criteria of free-float market capitalization and order book volume. The currently valid ranking list always forms the basis for the application of the rules outlined below. The four rules are applied successively.

•	Fast Exit: a company is replaced if it has a worse rank than the “candidate rank” in one of the two criteria of free-float market capitalization or order book volume (e.g., greater than 45 in the free-float market capitalization criterion or greater than 45 in the order book volume criterion in the DAX® Index (Price Return) ranks). It is replaced by the company with the highest free-float market capitalization that has the corresponding ranking positions for both criteria in the “alternate candidate rank.” If there are no companies that meet these conditions, the successor is determined by relaxing the order book volume criterion twice gradually, each time by five ranks (e.g., 35/40 then 35/45 in the DAX® Index (Price Return) ranks). If there is still no company that meets the criteria, the company with the highest free-float market capitalization is determined as the successor.

•	Fast Entry: a company is included if it has the same or better rank than the “candidate rank” in both the free-float market capitalization and order book volume criteria (e.g., smaller than or equal to rank 25 for the free-float market capitalization criterion and smaller than or equal to rank 25 in the order book volume criterion in the DAX® Index (Price Return) ranks). The company with the lowest free-float market capitalization that is ranked worse than the “alternate candidate rank” in one of the criteria is excluded (e.g., greater than 35 in one of the two criteria in the DAX® Index (Price Return) ranks). If there are no companies in the selection index that meet these criteria, the company with the lowest free-float market capitalization is removed from the selection index.

•	Regular Exit: a company may be replaced if it has a worse rank than the “candidate rank” in one of the two criteria of free-float market capitalization or order book volume (for example, greater than 40 in the free-float market capitalization criterion or greater than 40 in the order book volume criterion in the DAX® Index (Price Return) ranks). It may be replaced by the company with the highest free-float market capitalization that has the corresponding ranking positions for both criteria in the “alternate candidate rank.” If no successor can be determined, no change takes place.

•	Regular Entry: a company may be included if it has the same or better rank than the “candidate rank” in both the free-float market capitalization and order book volume criteria (e.g., a smaller than or equal to rank 30 for the free-float market capitalization criterion and smaller than or equal to rank 30 in the order book volume criterion in the DAX® Index (Price Return) ranks). The company with the lowest free-float market capitalization that is ranked worse than the “alternate candidate rank” in one of the criteria may be excluded (e.g., greater than 35 in one of the two criteria in the DAX® Index (Price Return) ranks). If no alternate candidate can be determined, no exchange takes place.

In principle, the following applies to all four rules: If several companies fulfill the criteria, the best/worst candidate in terms of free-float market capitalization is included/replaced.

In exceptional cases, for example, takeovers announced at short notice or significant changes in the free float, Deutsche Börse AG may deviate from rules 1 to 4 mentioned above. The Committee can be consulted as an advisory council. Furthermore, Deutsche Börse AG may also decide to undertake a market consultation.

Decisions regarding changes to the composition of the DAX® Index (Price Return) are published after 10 p.m. CET on the third trading day in March, June, September and December in a press release and on the Internet.

Actions in Case of Shortfalls or Surpluses

It may be the case that there is a shortfall in the DAX® Index (Price Return) during the index review. This may occur when a company no longer meets the basic criteria. An example would be a company publicly announcing the discontinuation of the Prime Standard listing. Remaining in the DAX® Index (Price Return) is, therefore, no longer justified, however this will only take effect in the next regular review. In this case, the company would be removed during the regular review before the application of the four rules above. Consequently there would be a shortfall in the selection index.

If a shortfall exists in the DAX® Index (Price Return), this shortfall is treated as a Fast Exit. Consequently, the Fast Exit rule of the DAX® Index (Price Return) is applied. In this case, the company which caused the shortfall is considered the Fast Exit candidate. A company that, in turn, could be accepted into the DAX® Index (Price Return) is found using the Fast Exit rule.

The DAX® Index (Price Return) is restored to the fixed number of companies before the four rules are applied (Fast Exit, Fast Entry, Regular Exit, Regular Entry). The aim of this is to ensure that the DAX® Index (Price Return) contains the designated number of companies before the review of the DAX® Index (Price Return) is performed.

Extraordinary Index Review

Notwithstanding the rules on ordinary adjustment, extraordinary changes to the composition must be made if the events described below take place. A successor is selected based on the currently applicable (i.e., most recently published) ranking list and the rules for an ordinary adjustment. The changes in principle take place after the announcement with a notice period of two trading days.

Insolvency of Companies

•	Companies for which insolvency proceedings are not initiated for lack of assets, or which are currently in liquidation, are immediately removed from the DAX® Index (Price Return).

•	In contrast, companies that have filed an application for the opening of insolvency proceedings are removed from the DAX® Index (Price Return) only in the course of the next quarterly review of the index composition. This also holds true once the insolvency proceedings begin.

Breach of the Basis Criteria

•	Companies no longer meeting the basis criteria necessary in order to remain in the DAX® Index (Price Return) (e.g., regarding the minimum free float, an Entry, General or Prime Standard listing or continuous trading) are removed from the DAX® Index (Price Return) as Deutsche Börse becomes aware of this. This is done based on the “fast exit” rule. Deutsche Börse communicates this decision and replaces the relevant company, usually two full trading days after the announcement. In justified cases (e.g., in the event of the inclusion of the successor company in the DAX® Index (Price Return)), the replacement can be delayed by up to ten trading days. Where non-compliance with these rules on a future date is already certain, the relevant company may be replaced as early as on the next chaining date.

•	Companies that no longer meet the additional requirements for foreign companies will not be immediately removed from the DAX® Index (Price Return), but will be reviewed during the next quarterly review.

Breach of the Volatility Criteria

•	A company can be removed immediately if its DAX® Index (Price Return) weight based on its current free-float market capitalization exceeds 10% and its annualized 30-day volatility exceeds 250%. The relevant figures are published by Deutsche Börse on a daily basis.

Conversion of Preferred Shares into Ordinary Shares

•	If the ordinary shares are already included in the DAX® Index (Price Return), then no chaining is carried out. The number or shares remains unchanged until the next chaining date.

•	If preferred shares are already included in the DAX® Index (Price Return), then the ordinary shares are included in the DAX® Index (Price Return), taking the place of the preferred shares. The number of ordinary shares and the free-float factor are adopted from the class of the preferred shares, and are subject to adjustment only on the next regular chaining date. If the conversion occurs in the ratio 1:1, no further amendments will be carried out. In all other cases, the mathematical price difference will be balanced by the Ci factor described under “Index Calculation” below.

Extraordinary Free Float Adjustments

•	If the free-float factor of a company included in the DAX® Index (Price Return) changes by more than 10 percentage points during the period between two regular chaining dates due to a corporate measure (e.g., subscription right or changes in share capital), the free-float factor will be updated extraordinarily. Deutsche Börse will announce the new free-float factor at least two trading days before the change becomes effective.

•	Free float adjustments resulting from ongoing acquisitions (acquisitions as defined by the WpÜG) will be made extraordinarily in the DAX® Index (Price Return) after the initial announcement and the final announcement at the end of the offer period. DAX® Index (Price Return) changes will be announced two trading days before the change becomes effective. Shares held in fixed ownership will remain unchanged until further information, i.e., according to the WpHG or other official sources, is available.

•	The extraordinary adjustment in each case will be carried out as described above, with the only difference being that the index composition will not be changed and only the free-float factor of the affected company will be updated.

Adjustments in the Case of Mergers and Acquisitions

Two possible scenarios may occur in this context:

•	If the absorbing or emerging company meets the basis criteria for inclusion in the DAX® Index (Price Return), then as soon as the free float of the absorbed company falls below 10%, the company is removed from the DAX® Index (Price Return). The absorbed company is replaced by the absorbing or emerging company on the same date.

•	If the absorbing company is already included in the DAX® Index (Price Return) or does not meet the basis criteria for inclusion in the DAX® Index (Price Return), then as soon as the free float of the absorbed company falls below 10%, the company is removed from the DAX® Index (Price Return). On the same date, the absorbed company is replaced by a new company.

Conversion into Tendered Shares

The conversion of tendered shares is subject to the following process during the period between the first offer and the closing of the transaction:

•	If the company being taken over is a component in the DAX® Index (Price Return), the company’s shares in the DAX® Index (Price Return) will be replaced by the tendered shares without chaining if the acceptance rate is at least 50% (according to section 23 WpUG). The number of shares and the free-float factor are assumed by the replaced shares and modified during the next regular chaining. A requirement for this replacement is that the tendered shares fulfill the basis criteria to remain in the DAX® Index (Price Return) and the new or acquiring company is not included in the DAX® Index (Price Return).

•	In the event that the transaction is reversed, the tendered shares will be removed from the DAX® Index (Price Return) and reverted into the company’s original shares in the DAX® Index (Price Return).

Index Calculation

The DAX® Index (Price Return) is weighted by market capitalization; however, only freely available and tradable shares (“free float”) are taken into account. The DAX® Index (Price Return) is a price-return index, which measures the actual price performance and is adjusted only for income from subscription rights and special distributions.

The Index Formula

The DAX® Index (Price Return) is conceived according to the Laspeyres formula set forth below:

whereby:

cit	=	Adjustment factor of company i at time t
ffiT	=	Free-float factor of share class i at time T
n	=	Number of shares in the DAX® Index (Price Return)
pi0	=	Closing price of share i on the trading day before the first inclusion in the DAX® Index (Price Return)
piT	=	Price of share i at time t
qi0	=	Number of shares of company i on the trading day before the first inclusion in the DAX® Index (Price Return)
qiT	=	Number of shares of company i at time T
t	=	Calculation time of the DAX® Index (Price Return)
KT	=	The chaining factor valid as of chaining date T
T	=	Date of the last chaining

The formula set forth below is equivalent in analytic terms, but designed to achieve relative weighting:

The DAX® Index (Price Return) calculation can be reproduced in simplified terms by using the expression Fi:

•	Multiply the current price by the respective Fi weighting factor;

•	Take the sum of these products; and

•	Divide this by the base value (A) which remains constant until a modification in the DAX® Index (Price Return) composition occurs.

The Fi factors provide information on the number of shares required from each company to track the underlying index portfolio.

Calculation Frequency

DAX® Index (Price Return) calculation is performed on every trading day of the FWB® Frankfurt Stock Exchange, using prices traded on Deutsche Börse’s electronic trading system Xetra®, whereby the last determined prices are used. The DAX® Index (Price Return) is calculated once a day, at the close of trading. The DAX® Index (Price Return) is distributed as soon as current prices are available for all companies included in the DAX® Index (Price Return) (but no later than 9:06 a.m.). If no opening prices for individual companies are available, the respective closing prices of the previous day are used instead to calculate the DAX® Index (Price Return).

In the event of a suspension during trading hours, the last price determined before such a suspension is used for all subsequent computations. If such suspension occurs before the start of trading, the closing price of the previous day is taken instead. The “official” closing index level is calculated using the respective closing prices (or last prices) established on Xetra®.

Adjustments and Corrections

The DAX® Index (Price Return) is adjusted only for income from subscription rights and special distributions.

The working committee of Deutsche Börse reserves the right to correct any incorrect index values with immediate effect after becoming aware of such incorrect index values. A historical correction is usually applied as of the start of the calculation of the current business day. Deutsche Börse will inform the general public of any such corrections immediately.

The Securities are neither sponsored nor promoted, distributed or in any other manner supported by Deutsche Börse. Deutsche Börse does not give any explicit or implicit warranty or representation, neither regarding the results deriving from the use of the DAX® Index (Price Return), its underlying index data and/or the index trademark nor regarding the closing value of the DAX® Index (Price Return) at a certain point in time or on a certain date nor in any other respect. The DAX® Index (Price Return) and its underlying index data are calculated and published by Deutsche Börse. Nevertheless, as far as admissible under statutory law, Deutsche Börse will not be liable vis-a-vis third parties for potential errors in the DAX® Index (Price Return) or its underlying index data. Moreover, there is no obligation for Deutsche Börse vis-a-vis third parties, including investors, to point out potential errors in the DAX® Index (Price Return). Neither the publication of the DAX® Index (Price Return) by Deutsche Börse nor the granting of any right to use the DAX® Index (Price Return), its underlying index data as well as the index trademark for the utilization in connection with the Securities or other securities or financial products, which derived from the DAX® Index (Price Return), represents a recommendation by Deutsche Börse for a capital investment or contains in any manner a warranty or opinion by Deutsche Börse with respect to the attractiveness on an investment in this product.